Exhibit 10.1

CRAFT BREW ALLIANCE, INC.
ANNUAL CASH INCENTIVE PLAN

THIS ANNUAL CASH INCENTIVE PLAN (the "Plan") was adopted by Craft Brew Alliance, Inc., a Washington corporation ("Corporation"), effective May 20, 2015. Capitalized terms that are not otherwise defined herein have the meanings set forth in Section 6.
SECTION 1.
PURPOSE

The purpose of the Plan is to attract and retain capable executives, to motivate selected key employees of the Corporation to attain and maintain high standards of performance, and to encourage executives to achieve specific business goals established by the Corporation.
SECTION 2.
ELIGIBILITY

Any key executive of the Corporation who is designated by the Committee as being eligible to participate in the Plan will be eligible to participate in the Plan.
SECTION 3.
INCENTIVE AWARDS

3.1    Target Award. Each Award opportunity will specify a targeted incentive opportunity (the "Target Award") expressed either as a dollar amount or as a percentage of a Participant's regular annualized base salary.

3.2    Incentive Awards. The amount paid for each Award will be equal to the product of the Total Success Percentage for the Participant for the Plan Year multiplied by the Participant’s Target Award for the Plan Year. However, in no event may an individual Participant's total payment received with respect to Awards for a single Plan Year exceed the lesser of (i) 125 percent of the Participant's Target Award, or (ii) $800,000.

3.3    Performance Goals. Unless otherwise permitted under Code Section 162(m), the Committee shall establish one or more Goals applicable to each Award intended to be performance-based in writing no later than the earlier of (a) the date 90 days after the commencement of the applicable Plan Year or (b) the date on which 25 percent of the Plan Year has elapsed, and, in any event, at a time when the outcome of the Goal(s) remains substantially uncertain. Goals will be objective and will otherwise meet the requirements of Code Section 162(m) and the regulations thereunder. The Goals that will be used to measure a Participant's Award will consist of one or more of the following:

(a)Corporate Goals measuring financial performance related to the Corporation as a whole. Corporate Goals may include one or more measures related to earnings, profitability, efficiency or return to shareholders and may include earnings, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings per share, operating profit, cash flow, revenue growth, return on equity, return on assets, return on invested capital, gross margin dollars or rate, or other measures whether expressed as absolute amounts, ratios, or percentages of other amounts. Success may be measured against various standards including budget targets, improvement over prior years, and performance relative to other companies or industry groups.

(b)Individual Goals measuring success in developing and implementing particular tasks assigned to an individual Participant. Individual Goals will vary depending upon the responsibilities of individual Participants and may include, without limitation, goals related to success in developing and implementing particular management plans or systems, reorganizing departments, establishing business relationships, or resolving identified problems.

3.4    Weighting of Goals. Each Goal will be weighted with a Weighting Percentage so that the total Weighting Percentages for all Goals used to determine a Participant's Award is 100 percent.

3.5    Achievement Percentage. Each Goal will also specify the Achievement Percentages (ranging from 0 to 125 percent) to be used in computing the payment of an Award based upon the extent to which the particular Goal is achieved. Achievement Percentages for a particular Goal may be based on:

(a)An "all or nothing" measure that provides for a specified Achievement Percentage if the Goal is met, and a zero Achievement Percentage if the Goal is not met;

(b)Several levels of performance or achievement (such as a threshold level, a target level, and a maximum level) that each correspond to a specified Achievement Percentage; or

(c)Continuous or numerical measures that define a sliding scale of Achievement Percentages.

3.6    Computation of Awards. As soon as possible after the completion of each Plan Year, a computation will be made for each Participant of:

(a)The extent to which Goals were achieved and the corresponding Achievement Percentages for each Goal:

(b)A Weighted Achievement Percentage for each Goal equal to the product of the Achievement Percentage and the Weighting Percentage for that Goal;

(c)The Total Success Percentage equal to the sum of all the Weighted Achievement Percentages for all the Participant's Goals; and

(d)An Award amount equal to the product of the Total Success Percentage and the Participant's Target Award.

3.7    Right to Receive Award. A Participant must continue Employment with Corporation through the date an Award is paid (the "Payment Date") in order to be entitled to receive the Award. Awards may be subject to such additional requirements regarding length of employment as may be specifically approved by the Committee. If a Participant terminates Employment with Corporation before the Payment Date for a reason other than death or Disability, the Participant will not be entitled to any Award for the Plan Year. If a Participant terminates Employment with Corporation before the Payment Date due to death or Disability, the Participant or the Participant’s beneficiary or estate may be entitled to receive a prorated Award, as finally determined under the Plan.

3.8    Payment of Awards. Each Participant's Award will be paid in cash in a lump sum within 30 days after the amount of the Award has been determined, and in no case later than the 15th day of the third month following the end of the calendar year in which the Award is no longer subject to substantial risk of forfeiture as that term is defined in Treasury Regulation Section 1.409A-1(d). Payment of any Award may be made subject to such additional restrictions or limitations, in addition to those related to the attainment of performance goals, as may be expressly provided for by the Committee and made applicable to such Award.

SECTION 4.
ADMINISTRATION

For each Plan Year, the Committee will approve the Target Awards for all Participants and will approve Corporate Goals and Achievement Percentages or the formula for calculating Achievement Percentages for the Corporate Goals. After the end of each Plan Year and before payment of any Award, the Committee will certify in writing that applicable Goals and any of the material terms thereof were, in fact, satisfied. In addition, the Committee will have exclusive authority to establish Goals, Weighting Percentages, and Achievement Percentages, to certify achievement, and to take all other actions with respect to Awards for Corporation's Chief Executive Officer and any other Participants that the Committee determines may be subject to Section 162(m) of the Code. This Plan is intended to be exempt from the requirements of Section 409A of the Code by reason of all payments under this Plan being "short-term deferrals" within the meaning of Treasury Regulation Section 1.409A-1(b)(4), and all provisions of this Plan shall be interpreted in a manner consistent with preserving this exemption.

SECTION 5.
MISCELLANEOUS

5.1    Nonassignability of Benefits. A Participant's benefits under the Plan cannot be sold, transferred, anticipated, assigned, pledged, hypothecated, seized by legal process, subjected to claims of creditors in any way, or otherwise disposed of.

5.2    No Right of Continued Employment. Nothing in the Plan will confer upon any Participant the right to continued Employment with Corporation or interfere in any way with the right of Corporation to terminate the person's Employment at any time.

5.3    Withholding. The Corporation may withhold from any payment under the Plan any amount required to satisfy applicable tax and other legally or contractually required withholdings.

5.4    Clawback. In the event that there is a subsequent change in the Corporation's audited financial statements that affects whether Goals were satisfied, Participants will be required to repay to the Corporation any amount that was paid based solely on the satisfaction (or degree of satisfaction) of a Goal that was not, after such change, satisfied. In addition, all Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Corporation is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Corporation's securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, including the Sarbanes-Oxley Act of 2002. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for "good reason" or "constructive termination" (or similar term) under any agreement with Corporation or an affiliate.

5.5    Governing Law. Except with respect to references to the Code or federal securities laws, the Plan and all actions taken thereunder will be governed by and construed in accordance with the laws of the state of Washington, without regard to principles of conflict of laws.

5.6    Amendments and Termination. The Committee has the power to terminate or amend this Plan at any time and in any manner that it may deem advisable, provided that any amendment will be subject to shareholder approval if required by law (including, without limitation, Code Section 162(m)) or the rules of any national securities exchange or association on which the Corporation's securities are listed.

SECTION 6.
DEFINITIONS

For purposes of this Plan, the following terms have the meanings set forth in this Section 6:
"Achievement Percentage" means a percentage (from 0 to 125 percent) corresponding to a specified level of achievement or performance of a particular Goal.
"Award" means an incentive award under the Plan.
"Code" means the Internal Revenue Code of 1986, as amended.
"Committee" means the Compensation Committee of the Board; provided, however, that for purposes of establishing and administering Goals under the Plan, and granting Awards intending to qualify as a performance-based award under Code Section 162(m), "Committee" means a duly constituted committee consisting of a sufficient number of "outside directors" within the meaning of Section 162(m) of the Code so as to qualify the Committee for purposes of Section 162(m)(4)(C) of the Code.
"Corporation" means Craft Brew Alliance, Inc., a Washington corporation.
"Disability" means the condition of being permanently unable to perform Participant's duties for Corporation by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of at least 12 months.

"Employee and Employment" both refer to service by Participant as a full-time or part-time employee of Corporation, and include periods of illness or other leaves of absence authorized by Corporation.
"Goal" means one of the elements of performance used to determine Awards under the Plan as described in Section 3.3.
"Participant" means an eligible employee selected to participate in the Plan for all or a portion of a Plan Year.
"Plan Year" means a calendar year.
"Target Award" means the targeted incentive award for a Participant for a Plan Year as provided in Section 3.1.
"Total Success Percentage" means the sum of the Weighted Achievement Percentages for all of the Goals for a Participant.
"Weighted Achievement Percentage" means the product of the Achievement Percentage and the Weighting Percentage for a Goal as provided in Section 3.6.
"Weighting Percentage" means a percentage (from 0 to 100 percent) applied to weight a Goal as provided in Section 3.4.